Exhibit 10.2

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

EXCLUSIVE LICENSE AGREEMENT

This Agreement is dated July 23, 2020  (the “Effective Date”), and is between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation (“Columbia”), and Sorrento Therapeutics, Inc., a Delaware corporation (the “Company”).  Columbia and the Company agree as follows:

1.	Definitions. In this Agreement, the following definitions apply:

a.“Affiliate” means any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with, another corporation or entity.  Control means (a) direct or indirect ownership of, or other beneficial interest in, fifty percent (50%) (or, outside a party’s home territory, such lesser percentage as is the maximum, permitted level of foreign investment) or more of the voting stock, other voting interest, or income of a corporation or other entity; or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

b.“Cover” or “Covered By” means (i) infringes, in the case of a claim in an issued and unexpired patent, or (ii) would infringe the claim if it existed in an issued patent, in the case of a claim in a pending application.

c.“Designee” means a corporation or other entity that is employed by, under contract to, or in partnership with (i) the Company, (ii) a Sublicensee, (iii) an Affiliate of the Company or (iv) an Affiliate of a Sublicensee, where the corporation or other entity is granted the right to make, use, sell, promote, distribute, market, import, or export Products.

d.“Field” means all diagnostic applications of High-Performance LAMP (HP-LAMP) for coronaviruses and influenza viruses.

e.“License Year” means the one-year from the Effective Date of this Agreement or an anniversary of the Effective Date to the next anniversary of the Effective Date.

f.“Materials” means the tangible physical material, if any, set forth in Exhibit B and delivered to the Company under this Agreement, and any progeny or derivatives thereof developed by Columbia and the Company, its Affiliates or Sublicensees.  The parties shall make good faith efforts to amend Exhibit B from time to time as needed to list the Materials.

g.“Net Sales” means the gross amounts actually received by Company, Designees, Sublicensees, and Affiliates of any of the foregoing  (each, an “Entity”) for arms-length sales of the Product in the Field to a Third Party or to an Entity that is an end-user of the Product calculated in accordance with GAAP, consistently applied, less the following deductions to the extent included in such gross amounts or otherwise incurred by the Entity and not otherwise recovered by or reimbursed to such Entity with respect to the sale of such Product:  (i) normal and customary rebates, quantity, trade and cash discounts, and other usual and customary discounts; (ii) charge-backs and rebates actually granted to customers, including managed health care organizations or to national, state or local governments, their respective agencies, purchasers or reimbursers, adjustments arising from consumer discount programs, co-pay assistance programs or other similar programs; (iii) retroactive price reductions, credits or allowances actually granted or made for rejection of or return of previously sold Product, including for recalls or damaged goods; (iv) customary fees paid to distributors, including group purchasing organizations (excluding sales representatives of Company); (v) sales credits accrued in accordance with GAAP, including price protection, shelf stock adjustments, adjustments for uncollectible accounts and other similar and customary deductions which are in accordance with GAAP; (vi) returns of a Product for any reason other than returns covered under (iii) above; (vii) freight, postage, shipping and insurance charges with respect to such Product; and (viii) customary sales taxes, excise taxes, use taxes, import/export duties or other governmental charges actually levied on or measured by the billing amount for such Product, including value-added taxes, in each case to the extent not reimbursed.  Each of the foregoing deductions shall be determined as occurred in the ordinary course of business in accordance with GAAP.  In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).  In no event shall a particular amount identified above to be deducted exceed the gross amount invoiced resulting in a negative royalty.

Notwithstanding anything to the contrary in the definition of Net Sales, the supply or other disposition of Products (i) as samples or (ii) for use in any tests or studies reasonably necessary to comply with any applicable law, regulation or request by a regulatory or governmental authority, in each case, shall not be included in the computation of Net Sales.

h.“Enabled Product” means any product or service (or component thereof) the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which involves the use of or incorporation, in whole or in part, of Materials or Technical Information.

i.“Patent” or “Patents” means the following:

(i)the patents and patent applications listed in Exhibit A to this Agreement;

(ii)any non-provisional patent applications that claim priority to any provisional patent applications listed in Exhibit A to this Agreement;

(iii)any claims of continuation-in-part applications that claim priority to the United States patent applications listed in Exhibit A, but only where those claims are directed to inventions disclosed in the manner provided in the first paragraph of 35 U.S.C. Section 112 in the United States patent applications listed in Exhibit A, and those same claims in any patents issuing from those continuation-in-part applications;

(iv)any rights corresponding to the preceding in foreign patent applications, foreign patents or related foreign patent documents that claim priority to one or more of the patents and patent applications listed in Exhibit A;

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(v)any divisionals, continuations, reissues, re-examinations, renewals, substitutions, and extensions of the preceding; and

(vi)any rights corresponding to the preceding and issuing as patents from the preceding.

Patents will not include any patents or patent applications based on research conducted after the Effective Date, except as otherwise agreed to in a separate writing.

j.“Patent Product” means any product or service (or component thereof) the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental, or lease of which is Covered By a claim of a Patent.

k.“Product” or “Products” means a Patent Product or an Enabled Product or both.

l.“Sublicensee” means any third party to whom the Company has granted a sublicense under this Agreement. However, an Affiliate of the Company exercising rights under this Agreement will not be considered a Sublicensee.

m.“Technical Information” means Columbia’s property interest in any know-how, technical information, and data which was each of the following:

i)developed by Columbia by or under the direction of Dr. Zev Williams,

ii)developed before the Effective Date,

iii)provided to or received by the Company from Columbia, and

iv)necessary or useful for the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of a Product.

Technical Information includes, but is not limited to, the following:

i)any know-how, technical information, and data disclosed in any Patent;

ii)any reports or disclosures concerning research or inventions provided or disclosed to, or otherwise provided by Columbia and received by, the Company; and

iii)any information described in Exhibit C to this Agreement.

n.“Territory” means worldwide.

o.“Third Party” means any entity or person other than the Company, the Sublicensees, the Designees, or their Affiliates.

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2.	License Grant.

a.Grant.  Subject to the terms of this Agreement, Columbia hereby grants the Company and any Affiliate of the Company the following:

(i)an exclusive license under the Patents to discover, develop, manufacture, make, have made, use, sell, offer to sell, have sold, import, export, distribute, rent, lease or otherwise commercialize or exploit Products solely in the Field and throughout the Territory;

(ii)an exclusive license to use Technical Information to discover, develop, manufacture, make, have made, use, sell, offer to sell, have sold, import, export, distribute, rent, lease or otherwise commercialize or exploit Products solely in the Field and throughout the Territory, until such time as Technical Information is published or otherwise publicly distributed and thereafter, the license granted hereunder for such Technical Information which is published or otherwise publicly distributed and thereafter shall automatically convert to a non-exclusive license, provided however, that Columbia and its faculty and employees shall have the right to publish, disseminate or otherwise disclose the Technical Information; and

(iii)an exclusive license to use Materials to discover, develop, manufacture, make, have made, use, sell, offer to sell, have sold, import, export, distribute, rent, lease or otherwise commercialize or exploit the Products solely in the Field and throughout the Territory.

b.Option Grant.  Columbia hereby grants to Company an exclusive option for the Option Term (defined below) to acquire an exclusive license to the Patents, Materials and Technical Information (with respect to Technical Information, such license subject to the conditions further set forth in Section 2(a)(ii)) to discover, develop, manufacture, make, have made, use, sell, offer to sell, have sold, import, export, distribute, rent, lease or otherwise commercialize or exploit Products in the Option Field (as defined hereafter) and throughout the Territory (the “Option”). The “Option Field” means all diagnostic applications of High-Performance LAMP (HP-LAMP) other than for coronavirus and influenza viruses.  The intent of the parties is that the Option Field expands the licensed field to all diagnostic applications of High-Performance LAMP (HP-LAMP). The “Option Term” is twelve (12) months from the Effective Date.

(i)Conditions Precedent for Exercise of Option.  The Company may exercise the Option provided that it is in good standing under this Agreement at the time of exercise and only if the following conditions precedent (the “Conditions Precedent”) have been satisfied before the expiration of the Option Period:

(A)Columbia has received satisfactory responses to its reasonable requests for information from Company, and Columbia has completed its due diligence review to its reasonable satisfaction;

(B)Company has submitted to Columbia a development plan for the additional diagnostic application(s) included within the Option Field and such plan is reasonably acceptable to Columbia; and

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(C)Each party has received all necessary internal approvals for the transactions contemplated by this Agreement.

(ii)Upon Company’s written notice to Columbia exercising the Option, the parties will negotiate in good faith and complete an amendment to this Agreement to: (i) expand the Field definition of Section 1(d) to include the additional diagnostic application(s) within the Option Field, and (ii) add additional diligence and development milestones to Section 6(a)(i), as mutually agreeable to the parties, covering the additional diagnostic application(s) within the Option Field. Such amendment will be negotiated and completed within sixty (60) days of Company’s notice of option exercise to Columbia. For clarity, Company may exercise the Option more than once during the Option Term, subject to the above conditions precedent being satisfied.

c.Sublicense.  Columbia hereby grants the Company the right to grant sublicenses on the following conditions:

(i)the Sublicensee agrees to abide by and be subject to all the terms of this Agreement that apply to the Company;

(ii)the Sublicensee shall not grant further sublicenses under this Agreement without Columbia’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed;

(iii)the Company shall provide for the Company’s right to terminate the sublicense in the sublicense agreement if any Sublicensee (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or any other forum, and if such event occurs, the Company shall, upon written request by Columbia, immediately terminate the sublicense agreement with the Sublicensee;

(iv)the sublicense agreement provides that, in the event of any inconsistency between the sublicense agreement and this Agreement, this Agreement controls;

(v)the Sublicensee submits reports to the Company consistent with the reporting provision of Section 5a of this Agreement;

(vi)the Company remains liable for the performance of its and its Sublicensee’s obligations under this Agreement;

(vii)the Company notifies Columbia of any proposed grant of a sublicense and provides Columbia, upon request, an unredacted copy of any proposed sublicense agreement seven (7) business days before the execution of the sublicense;

(viii)no sublicense or attempt to obtain a sublicensee relieves the Company of its obligations under Section 6 to exercise its own commercially reasonable efforts, directly or through a sublicense, to discover, develop and market Products, nor relieves the Company of its obligations to pay Columbia the license fees, royalties and other payments due under this Agreement, including but not limited to such obligations under Sections 4, 5 and 11 of this Agreement;

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(ix)Columbia is a third-party beneficiary of each sublicense, entitled to enforce it under its terms; and

(x)Columbia has no liability to any sublicensee.

d.Government Rights.  This Agreement is subject to (i) any limitations imposed by the terms of any government grant, government contract, or government cooperative agreement that apply to the technology that is the subject of this Agreement and (ii) applicable requirements of 35 U.S.C. Sections 200 et seq., as amended, and implementing regulations and policies.  To the extent required under 35 U.S.C. Section 204, the Company and/or its Sublicensees, Designees, and their Affiliates shall substantially manufacture Product in the United States.  To the extent required under 35 U.S.C. Section 202(c)(4), Columbia has granted or may grant the United States government a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any Patent throughout the world.

e.Reservation.  Columbia has reserved to itself all rights not granted in this Agreement.  Except as expressly provided under this Section 2, Columbia grants no right or license (expressly or by implication or estoppel) to the Company or its Affiliates or Sublicensees under any tangible or intellectual property, materials, patent, patent application, trademark, copyright, trade secret, know-how, technical information, data or other proprietary rights.

f.Global Social Responsibility.  During the term of this Agreement, Columbia and the Company shall take into consideration the principle of Global Social Responsibility in performing the various activities contemplated under this Agreement.  “Global Social Responsibility” means facilitating the availability of (Licensed) Products in Developing Countries at locally affordable prices, under reasonable circumstances and terms to improve access to the Products in those countries.  “Developing Countries” means those countries listed by the World Bank as “Low-Income Economies,” as that list may change from time to time.  Solely by way of example, the parties may mutually agree to revise royalty rates, adjust the fair market value, consider non-monetary consideration, or develop patent strategies in support of each party’s dedication to Global Social Responsibility or a combination of the preceding.

3.	Reservation of Rights for Research Purposes; Freedom of Publication.

a.Research Purposes Reservation.  To the extent Patents and Materials are exclusively licensed under this Agreement, Columbia reserves the royalty-free, non-exclusive right to practice the Patents and to use Materials solely for academic research and educational purposes in the Field.  Columbia may allow other entities or individuals to practice and use the Patents and Materials solely for academic research and educational purposes in the Field. Columbia shall obtain from all such entities or individuals an agreement in writing to limit such practice and use solely to academic research and educational purposes in the form of a material transfer agreement, attached hereto as Exhibit F as reference. Outside the Field, Columbia and its faculty or employees may practice and use the Patents and Materials for any purpose and may license or permit third parties to practice and use the Patents and Materials. For the avoidance of doubt, nothing in this Agreement shall limit or diminish Columbia and its faculty and employees right to use, publish, share, disseminate or otherwise disclose the Technical Information for academic research and educational purposes.

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b.Publication.  The Company acknowledges that Columbia is dedicated to the free scholarly exchange and the public dissemination of the results of its scholarly activities.  Columbia and its faculty and employees may publish, disseminate or otherwise disclose any information relating to its research activities, including Technical Information.

4.	Fees, Royalties, and Payment.

a.Importance of Technical Information and Materials.  The Company has requested and Columbia has agreed to grant rights to Technical Information and Materials.  The Company requires these rights to develop and commercialize the technology licensed under this Agreement.  Because of the importance of Technical Information and Materials, the Company has agreed to pay Columbia royalties on Enabled Products, as specified below, even if it is not Covered By a Patent, to obtain rights to Technical Information and Materials.  The Company has agreed to these payments because of the commercial value of Technical Information and Materials that is separate and distinct from the commercial value of the Patents.  The Company acknowledges that it would not have entered into this Agreement without receiving the rights to the Technical Information and Materials specified in Section 2.  The Company further acknowledges that licenses to Technical Information, Materials, and each patent and application within the definition of Patents were separately available from a license to the Patents and that, for convenience and because of the preference of the Company, the parties executed a combined license to the Patents, Technical Information, and Materials.  For the convenience of the parties, Company has requested and Columbia has agreed to, the payment of a single royalty rate on Net Sales of Products in the Territory in place of a higher royalty rate on Net Sales of Patent Products and a lower royalty rate on Net Sales of Enabled Products.  The parties acknowledge that the single royalty rate on Net Sales of Products in the Territory was specifically negotiated for in good faith and agreed to voluntarily by the Company without coercion by Columbia.

b.Consideration.  The Company shall pay Columbia as follows:

(i)Upfront License Fee:  A one-time, non-refundable, non-recoverable and non-creditable license fee in the sum of $5,000,000 USD, payable within ten (10) business days of execution of this Agreement;

(ii)Annual Fee:  waived; and

(iii)Royalties:

(A)Subject to the terms and conditions of this Agreement, during the applicable royalty term, the Company shall pay to Columbia an earned royalty of [...***...]% on Net Sales of Products by Company, its Affiliates or Designees in the Field throughout the Territory. For clarity, royalties shall be payable only once on any Net Sales of Products in the Field throughout the Territory, including with respect to royalties for sales of Products by Sublicensees, their Designees or their Affiliates under Section 4c(i).

(B)No later than ten (10) days following the first bona fide commercial sale of a Product by the Company, a Sublicensee, a Designee, or any of their Affiliates, to a Third-Party customer, and the first business day of each January after that commencing with January 2022, the Company shall pay Columbia a non-refundable and non-recoverable minimum

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royalty payment in the amount of $1,000,000 USD.  The Company may credit each minimum royalty payment against earned royalties accrued during the same calendar year in which the minimum royalty payment is due and payable.  To the extent minimum royalty payments exceed the earned royalties accrued during the same calendar year, the Company may not carry over this excess amount to any other year, either to decrease the earned royalties due in that year or to decrease the minimum royalty payments due in that year.

c.Sublicense Consideration.  The Company shall pay Columbia the following non-refundable, non-recoverable and non-creditable amounts:

(i)Royalties: Concerning sales of Products by Sublicensees, their Designees, or their Affiliates, in the Territory, a non-refundable and non-recoverable royalty of [...***...]% of Net Sales of Products;

(ii)Other Payments: [...***...]% of any other gross revenues received by the Company from the Sublicensees, their Designees or their Affiliates as full or partial consideration for the grant of any sublicense (or any option or any right to negotiate for a sublicense) under Section 2c of this Agreement as follows:

(A)fees, payments and consideration (other than royalties based on Net Sales, and including any debt and equity securities or instruments, or the market value of an arm’s-length transaction of any cross-licensing rights granted by Sublicensee to the Company, any upfront, milestone or lump sum payments for the achievement of patent, pre-clinical, clinical, regulatory, sales or any other milestone) (the “Non-Royalty Sublicense Income” or “NRSI.”)  For clarity, [...***...]% of NRSI shall be payable to Columbia regardless of whether the agreement granting the sublicense under Section 2(c) includes a license or sublicense to non-Columbia IP.

(B)The Company may credit any milestone payments made to Columbia under Section 4d against any amounts the Company is otherwise required to pay Columbia under Section 4c(ii) for the achievement of the same development milestone for the same Product.

d.Development Milestone Payments.  If the Company, Sublicensees, or their Affiliates (collectively “Developer”) develops a Product for potential commercial sale in the Territory, the Company shall pay Columbia the following one-time, non-refundable, non-recoverable and non-creditable milestone payments for the first Product in a diagnostic application as follows:

(i)For coronaviruses: $[...***...] USD upon the earlier of (i) [...***...], payable only once upon the first [...***...] for such Product; or (ii) first [...***...] such Product.

(ii)For influenza viruses: $[...***...] USD upon the earlier of (i) [...***...], payable only once upon the first [...***...] such Product; or (ii) first [...***...] such Product.

(iii)For each additional diagnostic application in the Option Field, as applicable: $[...***...] USD upon the earlier of (i) [...***...], payable only once upon the first [...***...] such Product; or (ii) first [...***...] such Product.

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e.Liquidated Damages on Challenge.  If the Company (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or any other forum (“Challenge”), the Company shall pay the following:

(i)all royalties accruing or due during the Challenge, in the manner and at times provided for in this Agreement;

(ii)[...***...] the amount of all costs and expenses incurred by Columbia in connection with defending the Challenge, including actual legal fees and disbursements (“Liquidated Damages”) during the course of the Challenge in recognition of damages to Columbia caused by the Challenge, including but not limited to lost commercial opportunity and goodwill, for which a sum certain will be difficult to determine; Columbia may bill the Company quarterly concerning those costs and expenses, and the Company shall make payment no later than thirty (30) days after receiving an invoice from Columbia; and

(iii)Liquidated Damages increase to [...***...] the amount of all costs and expense incurred by Columbia (including actual legal fees and disbursements) in connection with defending the Challenge if at least one claim of the Patent that is subject to the Challenge survives by not being found invalid or unenforceable, regardless of whether the claim is amended as part of the Challenge.  Columbia may bill the Company for the increased Liquidated Damages (to the extent not already paid in 4e(ii)) upon the court, agency, or other forum issuing a judgment, order, or other document concluding the Challenge.   The Company shall make payment no later than thirty (30) days after receiving an invoice from Columbia, regardless of whether the Company files an appeal from the Challenge.

The Company acknowledges that this Section 4e reasonably reflect the value derived from the Agreement by the Company in the event of a Challenge. The Company acknowledges that any payments made under this Section 4e are non-refundable and non-recoverable for any reason whatsoever. Notwithstanding any of the preceding, under no circumstances will the Company be subject to this Section 4e in the event that the Company (or any entity or person acting on its behalf) Challenges any Patent as a result of an action brought by Columbia against the Company.

f.No Non-Monetary Consideration.  Without Columbia’s prior written consent, the Company, the Sublicensees, the Designees, and Affiliates of the preceding shall not solicit or accept any consideration for the sale of any Product other than as will be accurately reflected in Net Sales.  If non-monetary consideration is received for any Product, Net Sales will be calculated based on the average price charged for such Product during the preceding calendar quarter in the relevant country, or in the absence of such sales, the fair market value of the Product, as determined by the parties in good faith. Furthermore, the Company shall not enter into any transaction with any Sublicensee, Designee, or Affiliate that would circumvent the Company’s monetary or other obligations under this Agreement.

g.Sale Below Fair Market Value. If Company, Sublicensees, Designees or their Affiliates sell Product to a Third Party to whom it also sells other products, the price per Product shall not be established more than [...***...] percent ([...***...]%) below the price of

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Product when sold to a Third Party to whom it does not also sell other products, with the intent of increasing market share for other products sold by Company, Sublicensees, Designees or their Affiliates to such Third Party or for the purpose of reducing the amount of royalties payable on the Net Sales of Product.  If the sale of any Product under such circumstances results in Net Sales below the fair market value of such Product, then the Net Sales of such Product in such transaction shall be deemed to be the fair market value for purposes of calculating payments owed to Columbia under this Agreement. Discounts for volume purchase of Product shall not be affected by this Section 4g.

5.	Reports and Payments.

a.Reports.  No later than thirty (30) days after the first business day of each calendar quarter of each applicable License Year of this Agreement, the Company shall submit to Columbia a written report concerning the preceding calendar quarter (the “Payment Report”), that includes the following:

(i)Gross and Net Sales of Products by the Company, Sublicensees, Designees, and their Affiliates during that quarter and detailed information sufficient to permit Columbia to verify the accuracy of reported Net Sales, including Product names, country where manufactured, country where sold, actual selling price, units sold;

(ii)Amounts accruing to, and amounts received by, the Company from its Sublicensees during that quarter and copies of the respective Payment Reports received by the Company from any Sublicensees;

(iii)A calculation under Section 4 of the amounts due to Columbia, referring to the applicable subsection of Section 4;

(iv)The exact date of the first commercial sale of a Product in the first Payment Report for the Product; and

(v)An unredacted copy of each report any Sublicensee has sent to the Company that is pertinent to any royalties or other sums owing to the Company for the preceding quarter.

b.Payments.  Simultaneously with the submission of each Payment Report, the Company shall make payments to Columbia of the amounts due for the calendar quarter covered by the Payment Report.  The Company shall pay by check payable to The Trustees of Columbia University in the City of New York and sent to the following address:

The Trustees of Columbia University in the City of New York

Columbia Technology Ventures

P.O. Box 1394

New York, NY 10008-1394

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or to another address as Columbia may specify by notice under this Agreement, or if requested by Columbia, by wire transfer of immediately available funds by the Company to the following:

Wells Fargo

150 East 42nd Street

New York, NY 10017

(This is the bank’s address, not Columbia University’s.

Do not use this address for correspondence to Columbia University.)

Routing #: [...***...]

Swift #: [...***...]

Columbia Account #: [...***...]

Beneficiary:  Columbia University FBO Tech Ventures, Finance

Other identifying info:  include invoice #, contract #

or to another bank and account identified by notice to the Company by Columbia. The Company shall pay for all bank charges for the wire transfer of funds for payments to Columbia and shall not deduct bank charges from the total amount due to Columbia.  The Company shall send the quarterly royalty statement whether or not royalty payments are due.

c.Final Payment.  No later than thirty (30) days after the date of termination or expiration of this Agreement, the Company shall pay Columbia the amounts that are due under this Agreement as of the date of the termination or expiration.   The Payment Report for that payment will cover the period from the end of the last calendar quarter before termination or expiration to the date of termination or expiration.  Nothing in the preceding is deemed to satisfy any of the Company’s other obligations under this Agreement upon termination or expiration.

d.Minimum.  Minimum royalty payments are payable under Section 4b(iii)(B).

e.Foreign Revenue.  Concerning revenues obtained by the Company in foreign countries, the Company shall pay Columbia the royalties in the United States in United States dollars.  For royalty payments for transactions outside the United States, the Company shall first determine the royalty in the currency of the country in which it is earned. Second, the Company shall convert that currency to United States dollars using the buying rates of exchange quoted by The Wall Street Journal (or its successor) in New York, New York, for the last business day of the calendar quarter in which the royalties were earned.  The Company shall pay any loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars, and any income, remittance, or other taxes on the royalties required to be withheld at the source, and shall not decrease the amount of royalties due Columbia.  In the royalty statements, the Company shall show sales both in the local currency and US dollars, with the exchange rate used clearly stated.

f.Records.  The Company shall maintain at its principal office the usual records showing its actions under this Agreement, and sufficient to determine the Company’s compliance with its obligations under this Agreement.  Upon reasonable notice but not more than once per calendar year, Columbia may have a certified public accountant or auditor (each

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as to whom the Company has no reasonable objection and who agrees to be bound by a reasonable confidential agreement) inspect and copy the records for the sole purpose of verifying the accuracy of the amounts paid under this Agreement.  The review may cover not more than three (3) years before the first day of the calendar quarter in which Columbia requests the review.  Once examined, such books and records will no longer be subject to further examination by Columbia under this Section 5f.  Any amounts shown to have been underpaid shall be paid by the Company to Columbia and any amounts shown to have been overpaid shall be refunded by Columbia to the Company, in each case, within forty-five (45) calendar days from the date of the audit report.  If the review shows the Company has underpaid by [...***...] percent ([...***...]%) or more concerning any calendar quarter then the Company shall pay, no later than ten (10) days after a demand by Columbia, the costs and expenses of the review (including the fees charged by Columbia’s accountant and attorney involved in the review).  The Company agrees to cooperate fully with Columbia’s accountant or auditor and attorney in connection with any such review.  During the review, the Company shall provide Columbia’s accountant or auditor with all information reasonably requested to allow the accountant or auditor to audit and test for completeness. That information may include but is not limited to information relating to sales, inventory, manufacturing, purchasing, transfer records, customer lists, invoices, purchase orders, sales orders, shipping documentation, third-party royalty reports, cost information, pricing policies, and agreements with third parties (including the Sublicensees, the Designees, the Affiliates of the Company, the Sublicensees, and the Designees, and the customers).

g.Late Payment.  Notwithstanding anything to the contrary in this Agreement (including Section 15b), and without limiting any of Columbia’s rights and remedies under this Agreement, if any payment required under this Agreement is made late (including unpaid portions of amounts due), then the Company shall pay interest, compounded monthly, either at the rate of [...***...]% per year or in Columbia’s sole discretion, at the U.S. prime rate plus [...***...]% as published by the Wall Street Journal on the last day of the applicable billing period.  If any interest is charged or paid in excess of the maximum rate permitted by New York State Law, the excess is hereby deemed the result of a mistake and Columbia shall credit or refund (at the Company’s option) to the Company the interest paid in excess of the maximum rate.

h.Collection Costs.  The Company shall reimburse Columbia for any costs and expenses incurred in connection with collecting on any arrears of the Company concerning its payment and reimbursement obligations under this Agreement (including Section 11b of this Agreement), including the costs of engaging any collection agency for those purposes.

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6.	Diligence.

a.Diligence Milestones.  The Company shall use its commercially reasonable efforts to research, discover, develop and market Products for commercial sale and distribution in the Territory. The Company shall achieve the following due diligence milestones (“Milestones”) by the dates (Achievement Dates”) as set forth below:

(i)	Due Diligence Milestones.

Milestone	Achievement Date
1. Adhering to its development plan, a current version of which is attached as Exhibit D	Ongoing
2. First commercial sale of a Product in the US	Within [...***...] of the date of EUA approval; and in no event later than [...***...]

Notwithstanding the foregoing, if Company believes that it will be unable to achieve Milestone 2, and provided Company is in compliance with all other material terms and obligations of this Agreement, Company may notify Columbia in writing in advance of the relevant deadline.  Company shall include with such notice (a) a reasonable explanation of the reasons for such failure (and lack of finances will not constitute reasonable basis for such failure) (“Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving Milestone 2 by an extended deadline (“Plan”).  If Company so notifies Columbia and provides Columbia with an Explanation and Plan, both of which are reasonably acceptable to Columbia, then the Achievement Date for Milestone 2 will be amended to the extended deadline set forth in the Plan; provided in no event shall the extended deadline be later than [...***...].  If Company so notifies Columbia and provides Columbia with an Explanation and Plan, but the Explanation or Plan is not reasonably acceptable to Columbia, then Company will have the option to extend the Achievement Date for Milestone 2 by up to [...***...] periods by paying to Columbia an extension fee of $[...***...] for each [...***...] period. Upon such extension of a milestone that delays entry of any Product into the market, the term of this agreement and the period for payment of royalties on Products is extended for an equal period of time.

b.Termination or Conversion.  Notwithstanding any other provisions of this Agreement, if the Company does not achieve any of the diligence milestones set forth in numbers above by the achievement dates specified, taking into consideration any extensions for which Company has paid the extension fee, then Columbia may take one of the following actions:

i)terminate all of the licenses granted under Section 2 in accordance with Section 16 of this Agreement, or

ii)Columbia may convert any or all of the exclusive licenses to non-exclusive licenses with no right to sublicense and no right to initiate legal proceedings under Section 11.

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c.Reports.  No less often than every twelve (12) months after the Effective Date of this Agreement, the Company shall report in writing to Columbia on progress made toward the diligence objectives set forth above, using Exhibit E to this Agreement or an equivalent to Exhibit E to make the report.

7.	Confidentiality.

a.Confidential Information.  Except to the extent required to exercise its rights or perform its obligations under this Agreement, the Company shall treat as confidential the Patents, Materials, and Technical Information disclosed under this Agreement, and shall not disclose or distribute them to any Third Party without Columbia’s written permission.

b.Authorized Disclosures.  Notwithstanding the above, the Company shall be permitted to disclose or distribute confidential information under this Agreement to a Third Party under the following exceptions:

i)The Company may disclose confidential information to its or its Affiliates’ employees, agents, consultants, contractors, licensees, sublicensees or others on a need-to-know basis, provided that in each case the recipient of such confidential information are bound by written obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Section 7 prior to any such disclosure;

ii)The Company may disclose confidential information as reasonably necessary (i) for the filing or prosecuting of Patents as contemplated by this Agreement; (ii) to comply with the requirement of regulatory authorities with respect to obtaining and maintaining regulatory clearance and/or approval (or any pricing and reimbursement approvals) of any Product; or (iii) for prosecuting or defending litigations as contemplated by this Agreement;

iii)The Company may disclose confidential information that is reasonably necessary to comply with applicable Laws, including regulations promulgated by applicable security exchanges, a valid order of a court of competent jurisdiction, administrative subpoena or order.

iv)The Company may disclose confidential information to existing and potential investors, consultants, advisors (including financial advisors, lawyers and accountants) and others on a need to know basis in order to further the purposes of this Agreement; provided that in connection with such disclosure, disclosees shall be subject to obligations of confidentiality and non-use with respect to such confidential information substantially similar to the obligations of confidentiality and non-use pursuant to this Section 7.

c.Permitted Disclosures.  The parties shall keep confidential the business terms of this Agreement and any financial information disclosed by one party to the other under this Agreement (“Confidential Financial Information”). Notwithstanding the above, the following are exceptions to keeping the information confidential:

i)the Company may disclose Confidential Financial Information to investors or potential investors and regulatory agencies like the FDA and SEC, and

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ii)Columbia may disclose Confidential Financial Information to regulatory agencies including without limitation the NIH, to the U.S. or foreign courts, to administrative tribunals, to third-party supporters of the research that led to the development of the intellectual property licensed under this Agreement to the Company, to recipients that share in the license revenue generated under this Agreement, and to potential investors in the equity or royalty stream due to Columbia under this Agreement, and

iii)Columbia may publicly disclose Confidential Financial Information on the condition that the disclosure is done in a manner so that a third party would not be able to attribute the Confidential Financial Information to the Company or this Agreement.

d.Exceptions.  The obligations of confidentiality under this Section 7 do not apply to any Patents, Materials, or Technical Information that the Company demonstrates was any of the following:

(i)was known to the Company before receipt thereof from Columbia;

(ii)was or became a matter of public information or publicly available through no act or failure to act on the part of the Company;

(iii)was acquired by the Company from a third party entitled to disclose it to the Company; or

(iv)was discovered or developed independently by the Company without reference to or use of the Patents, Materials, or Technical Information, as evidenced by contemporaneous written records.

e.Defend Trade Secrets Act.  Notwithstanding the preceding, under 18 U.S.C. §1833(b), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  Nothing in this Agreement or any Columbia policy is intended to conflict with this statutory protection, and no Columbia trustee, director, officer, or member of management has the authority to impose any practice to the contrary.

8.	Disclaimer of Warranty; Limitations of Liability.

a.Disclaimer.  Columbia is licensing the Patents, Materials, Technical Information, and the subject of any other license under this Agreement, on an “as is” basis.  Each party agrees and acknowledges that, except as expressly set forth in this agreement , neither party makes any representations or warranties of any kind whatsoever, implied or statutory with respect to any of the Patents, Materials, Technical Information, Products or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted

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under this Agreement, and each party hereby expressly disclaims all such representations and warranties, implied or statutory, including but not limited to any implied warranties of merchantability, fitness for a particular purpose, title,  any warranties as to the validity of any Patent; and any warranties of freedom from infringement of any domestic or foreign patents, copyrights or other proprietary rights of any third party.

b.Limitations of Liability.  In no event will Columbia or its trustees, officers, faculty members, students, employees, and agents have any liability to the Company, the Sublicensees, the Designees, or the Affiliates of the preceding, or any Third Party arising out of the use, operation or application of the Patents, Technical Information, Materials, Products, or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted under this Agreement by the Company, the Sublicensees, the Designees or the Affiliates of the preceding, or any Third Party for any reason, including but not limited to, the unmerchantability, inadequacy or unsuitability of the Patents, Materials, Technical Information, Products and anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted under this Agreement for any particular purpose or to produce any particular result, or for any latent defects therein.

c.Damages.  In no event will Columbia, or its trustees, officers, faculty members, students, employees, and agents be liable to the Company, the Sublicensees, the Designees or the Affiliates of the preceding, or any Third Party, for any consequential, incidental, special or indirect damages (including, but not limited to, from any destruction to property or from any loss of use, revenue, profit, time or goodwill) based on activity arising out of or related to this Agreement, whether under a claim for breach of contract or any other claim of any type.

d.Liability Limit.  Except for fraud or willful misconduct, in no event will Columbia’s liability to the Company, exceed the payments made to Columbia by the Company under this Agreement.  Except in connection with Company’s indemnification obligations under Section 12(a), in no event will Company’s liability to Columbia exceed the payments made to Columbia by the Company under this Agreement.

e.Essentiality.  The parties to this Agreement acknowledge that the limitations and exclusions of liability and disclaimers of warranty in this Agreement form an essential basis of the bargain between the parties.

9.	Prohibition Against Use of Names.

The Company shall not use the name, insignia, or symbols of Columbia, its faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, any other employee, or student of Columbia for any purpose whatsoever without Columbia’s prior written consent.  Columbia shall not mention or otherwise use the name, logo, or trademark of the Company or any of its Affiliates (or any abbreviation or adaptation thereof) for any purpose whatsoever without the Company’s prior written consent.

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10.	Compliance with Governmental Obligations.

a.Disclaimer.  Notwithstanding any provision in this Agreement, Columbia disclaims any obligation or liability arising under this Agreement if the Company or its Affiliates is charged in a governmental action for not complying with or does not comply with governmental regulations in the course of taking steps to bring any Product to a point of practical application.

b.Requests.  The Company and its Affiliates shall comply upon reasonable notice from Columbia with all governmental requests directed to either Columbia or the Company or its Affiliates and provide all information and assistance necessary to comply with the governmental requests.

c.Compliance.  The Company and its Affiliates shall ensure that research, development, manufacturing, and marketing under this Agreement complies with all government regulations in effect including, but not limited to, Federal, state, and municipal legislation.

11.	Patent Prosecution and Maintenance; Litigation.

a.Prosecution.  Columbia, by counsel it selects to whom the Company has no reasonable objection, in consultation with the Company and any counsel appointed by the Company, shall prepare, file, prosecute and maintain all Patents in Columbia’s name and in countries designated by the Company.  Columbia shall instruct its patent counsel (i) to copy the Company on all correspondence related to Patents (including copies of each patent application, office action, response to an office action, request for terminal disclaimer, and request for reissue or re-examination of any patent or patent application) and (ii) as requested by the Company, to provide an update as to the current status of all Patents. The parties intend that consultation between the parties relating to the Patents under this Section 11 will be in accordance with a common interest in the validity, enforceability and scope of the Patents.  Each party shall treat the consultation, along with any information disclosed by each party in connection with the consultation (including any information concerning patent expenses), on a confidential basis, and shall not disclose the consultation or information to any party without the other party’s prior written consent.  If the Company seeks to challenge the validity, enforceability, or scope of any Patent, Columbia’s consultation obligation under this Section 11a terminates.  Any such termination will not affect the Company’s confidentiality and nondisclosure obligations concerning consultation or disclosure of information before the termination, and will not affect any other provisions of this Agreement (including the Company’s reimbursement obligation under Section 11b).

b.Reimbursement.  The Company shall reimburse Columbia for patent expenses as follows:

(i)The Company shall reimburse Columbia for the actual fees, costs, and expenses Columbia has incurred before, on and after the Effective Date in preparing, filing, prosecuting and maintaining the Patents (and those patents and patent applications to which Patents claim priority), including without limitation, legal fees, the costs of any interference

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proceedings, oppositions, re-examinations, or any other ex parte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees, and renewal charges (collectively “Patent Expenses”).

(ii)Unreimbursed Patent Expenses that Columbia incurred for legal activities occurring before May 31, 2020 are “Past Patent Expenses.”

(iii)Columbia, using reasonable efforts, estimates that unreimbursed Patent Expenses for legal activities occurring before May 31, 2020 are $3,400 (“Estimated Past Patent Expenses”).  The Company shall reimburse Columbia in full no later than ten (10) business days after the Effective Date.

(iv)The Company will pay any additional unreimbursed Past Patent Expenses within fourteen (14) days after receiving an invoice from Columbia for the additional Past Patent Expenses.

(v)The Company will reimburse Columbia for unreimbursed Patent Expenses incurred by Columbia after the Past Patent Expenses (“Future Patent Expenses”) no later than thirty (30) days after receiving Columbia’s invoice.

(vi)At Columbia’s election, Columbia may require advance payment of a reasonable estimate of Future Patent Expenses (“Estimated Future Patent Expense”).  Columbia may require the Company to make the payment up to three (3) months before the date Columbia has chosen for the legal work to be completed.  In any event, Columbia shall give at least fourteen (14) days’ notice to the Company before the date the advance payment is due.   Columbia may credit any unused balance towards future Patent Expenses, or upon the Company’s written request, Columbia shall return the unused balance to the Company.   No later than thirty (30) days after receiving an invoice from Columbia for any Patent Expenses incurred over the reasonable estimate, the Company shall reimburse Columbia for the excess amount.

(vii)If the Company does not pay Columbia the Patenting Expenses for any Patent as required by this Section 11b when due, Columbia may in its discretion and upon providing notice to the Company take any of the following actions:

(A)abandon any or all Patent(s),

(B)convert the license for any or all Patents to non-exclusive, or

(C)continue to prosecute any or all of the Patents at its own expense, in which case the Company has no further rights to those patents under this Agreement.

c.Litigation.  Subject to Sections 11d and 11f, Columbia may initiate, control, defend and settle any proceedings involving the validity, enforceability, or infringement of any Patents when, in its judgment, any such action may be necessary, proper, and justified, provided, however, that Columbia shall promptly notify the Company in writing prior to taking such action, and Columbia may not settle any action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the Company under this Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

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d.Initiation.  Upon written notice to Columbia, the Company may request that Columbia take steps to stop a third party who is selling a product that does or will compete with a Product sold or being developed by the Company or any of its Affiliates (but not a Sublicensee, or Sublicensee Affiliate) (“Third-Party Infringer”) from infringing an issued patent falling within the definition of Patents.  Provided, however, for the notice to be effective, the Company shall provide written evidence demonstrating prima facie infringement of specific claims of that Patent.  The Company may initiate legal proceedings against any such Third-Party Infringer in the Company’s name and at the Company’s sole expense, unless Columbia, not later than sixty (60) days after receipt of the notice, either (i) causes that infringement to cease or (ii) initiates legal proceedings against the Third-Party Infringer.  The Company shall provide all assistance reasonably requested by Columbia.  The Company shall not make any admission or assert any position in any legal or administrative proceeding that is inconsistent with or adverse to any position asserted by Columbia in any proceedings against the Third-Party Infringer, without Columbia’s prior written consent.  Columbia has no obligation to assert more than one Patent in one jurisdiction against the Third-Party Infringer.  Any proposed disposition or settlement of a legal proceeding filed by the Company to enforce any issued patent falling within the definition of Patents against any Third-Party Infringer is subject to Columbia’s prior written approval. Columbia shall not unreasonably withhold or delay its approval.  The Company’s rights under this Section 11d apply only to claims of Patents that are exclusively licensed to the Company under this Agreement and only in the Field and Territory that are exclusively licensed to the Company under this Agreement.

e.Sharing.  Under a legal proceeding initiated under Section 11d, the initiating party shall first use any recovery, whether by way of settlement or judgment, from a third party to reimburse itself for its actual fees, costs and expenses incurred in connection with that proceeding. The initiating party shall divide any remaining amounts from any such settlement or judgment as follows:  (i) Columbia shall retain or receive, as applicable, the royalty that it would have received under Section 4b(iii) had those activities been performed by the Company, and  (ii)  all other remaining amounts (including any punitive or exemplary damages)  shall be divided 75% to the party who initiated or carried on the proceedings and 25% to the other party.

f.Cooperation.  If a party initiates or defends a legal proceeding concerning any Patent under this Section 11, the other party shall cooperate fully with and supply all assistance reasonably requested by the party initiating the proceeding, including without limitation, joining the proceeding as a party if requested.  The party that institutes any legal proceeding concerning any Patent under this Section 11 shall have sole control of that proceeding, subject to the requirements of 11c.

12.	Indemnity and Insurance.

a.Indemnity.  The Company hereby indemnifies and shall defend and hold harmless Columbia, its trustees, officers, faculty, employees, students, and agents, from and against all actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses or obligations (including legal fees) based on, arising out of, or relating to this Agreement, including, without limitation, the following:

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(i)the discovery, development, manufacture, packaging, use, sale, offering for sale, importation, exportation, distribution, rental or lease of Products, even if altered for use for a purpose not intended;

(ii)the use of Patents, Materials or Technical Information by the Company, Sublicensees, Designees, or their Affiliates or customers;

(iii)any representation made or warranty given by the Company, Sublicensees, Designees, or their Affiliates concerning Products, Patents, Materials or Technical Information;

(iv)any infringement claims relating to Products, Patents, Materials, or Technical Information; and

(v)any asserted violation of the Export Laws (as defined in Section 14) by the Company, Sublicensees, Designees, or their Affiliates.  The Company shall reimburse Columbia for the actual fees, costs, and expenses (including legal fees) that it incurs in enforcing this provision.

b.Insurance.  The Company shall maintain commercial general liability insurance (including product liability and contractual liability insurance) for the Company’s indemnity obligations under Section 12a with reputable and financially secure insurance carriers reasonably acceptable to Columbia to cover the activities of the Company, Sublicensees, Designees, and their Affiliates, for minimum limits of $5,000,000 combined single limit for personal injury and property damage per occurrence and in the aggregate.  The Company shall contract for the insurance to include Columbia, its trustees, faculty, officers, employees and agents as additional insureds.  Upon Columbia’s reasonable request, the Company shall furnish a certificate of insurance evidencing that coverage.  The minimum amounts of insurance coverage required under this Agreement are deemed not to be construed as creating any limitation on the Company’s indemnity obligation under Section 12a of this Agreement.

c.Primacy.  The Company’s insurance is primary coverage; any insurance Columbia may purchase is in excess of the Company’s insurance and noncontributory.  The Company shall contract for the Company’s insurance to be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

d.Compliance.  The Company shall comply with all statutory workers’ compensation and employers’ liability requirements covering its employees concerning activities performed under this Agreement.

13.	Marking.

The Company shall, and shall require its Affiliates and Sublicensees, to mark Products developed, manufactured or sold hereunder in accordance with the applicable law, which may include, at the Company’s discretion and subject to its reasonable business judgement, marking Product packaging, marking the Product itself, or virtual marking of the Product.

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14.	Export Control Laws.

a.Compliance.  The Company shall comply with U.S. export laws and regulations about the export of technical data, services, and commodities, including the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the regulations administered by the Treasury Department’s Office of Foreign Assets Control (31 C.F.R. § 500, et seq.), and the Anti-Boycott Regulations (15 C.F.R. § 760) (individually and collectively, “Export Laws”).  The parties shall cooperate with each other to facilitate compliance with these laws and regulations.

b.Non-U.S. Persons.  The Company understands that sharing controlled technical data with non-U.S. persons is an export to that person’s country of citizenship that is subject to U.S. export laws and regulations, even if the transfer occurs in the United States.  The Company shall obtain any necessary U.S. government license or other authorization required under the U.S. export control laws and regulations for the export or re-export of any commodity, service or technical data covered by this Agreement, including technical data acquired from Columbia under this Agreement and products created as a result of that data.

15.	Breach and Cure.

a.Breach.  In addition to applicable legal standards, the Company is deemed to be in material breach of this Agreement if it should commit any of the following:  (i) failure to pay fully and promptly amounts due under Section 4 (including without limitation, the minimum royalties under subsection 4b(iii)(B) and any payments required under subsection 4h) and payable under Section 5; (ii) failure of the Company to meet any of its obligations under Section 6 of this Agreement; (iii) failure to comply with governmental requests directed to Columbia or the Company under Section 10b; (iv) failure to reimburse Columbia for Patent Expenses under Section 11; (v) failure to obtain and maintain insurance in the amount and of the type provided for in Section 12; and (vi) failure to comply with the Export Laws under Section 14.

b.Cure.  Either party may cure its material breach.  The right to cure expires if not effected within a reasonable period but in no event later than sixty (60) days after notice of any breach given by the non-breaching party.

16.	Term of Agreement.

a.Term.  Unless terminated earlier under any provision of this Agreement, the term of the licenses granted under this Agreement extend on a country-by-country and product-by-product basis until the latest of (i) the date of expiration of the last to expire of the issued patents falling within the definition of Patents, (ii) ten (10) years after the first bona fide commercial sale of a Product in the country in question, or (iii) expiration of any market exclusivity period granted by a regulatory agency for a Product. For clarity, upon expiration of the term pursuant to this Section 16a, all licenses granted to the Company under this Agreement shall be deemed to be fully paid-up and perpetual solely with respect to such product in such country and Company shall have no further royalty obligation on the Net Sales of such product in such country.

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b.Termination by Columbia.  The licenses granted under this Agreement may be terminated by Columbia or, at Columbia’s option, Columbia has the right to convert any or all of the exclusive licenses granted under this Agreement to non-exclusive licenses, with no right to sublicense, and no right by the Company to initiate legal proceedings under Section 11, as follows:

(i)upon written notice to the Company of Columbia’s election to terminate under Section 6b(i);

(ii)upon written notice to the Company for the Company’s material breach of the Agreement and the Company’s failure to cure that material breach under Section 15b;

(iii)if the Company becomes insolvent or is generally not paying its debts as its debts become due;

(iv)if the Company ceases to conduct business as a going concern; and

(v)if the Company (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or any other forum.

Termination under (ii) – (v) is effective upon the date the notice is sent under Section 17.

c.Termination by the Company.  After the Company has fulfilled its upfront payment obligations under Section 4b(i), the Company may terminate this Agreement for no reason or for any reasons upon sixty (60) days’ written notice to Columbia.  For the avoidance of doubt, if an Entity is selling Product(s) prior to such termination,  Company shall cease and cause all Entities to cease (subject, in the case of Sublicensees, to Section 16d) all sales of Product(s) upon the date of termination.

d.Assignment of Sublicenses Upon Termination.  Upon any termination of this Agreement under Section 16c, the Company shall assign to Columbia all sublicenses granted by the Company, upon request, and at Columbia’s discretion, on the condition that Columbia’s obligations under any such sublicense are consistent with and not exceed Columbia’s obligations to the Company under this Agreement and on the condition that any such Sublicensee agrees in a writing sent to Columbia to assume all obligations of this Agreement for the benefit of Columbia, including the obligations to make all payments due under this Agreement, including but not limited to those specified in Section 4b, 4c, 4d, 4h and 11b.

e.Survival.  Sections 4e (Challenge), 5c (Final Payment), 5f (Records), 5g (Self Audit), 5h (Late Payment), 5i (Collection Costs), 7 (Confidentiality), 8 (Disclaimer), 9 (Use of Name), 10 (Compliance), 12 (Indemnity and Insurance), 14 (Export Laws), 16a (Term), 16d (Assignment), 16e (Survival), 16f (Accrued Rights and Obligations), 16g (Inventory), 16h (Manufactured), 17 (Notices), 19 (Remedies), 22 (Entire Agreement), 23 (Severability), and 25 (Governing Law) will survive any termination or expiration of this Agreement.

f.Accrued Rights and Obligations.  The expiration or any termination of this Agreement does not adversely affect any rights or obligations that have accrued to either party before the date of termination, including without limitation, the Company’s obligation to pay all

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amounts due and payable under Sections 4 (including the minimum royalties accrued under subsection 4b(iii)(B) and any payments required under subsection 4e, 5, and 11.

g.Inventory.  Upon any termination of this Agreement for any reason other than the expiration of this Agreement under Section 16a or the Company’s failure to cure a material breach of this Agreement under Section 16c(ii), the Company, Sublicensees, Designees, and their Affiliates may, for one year or a longer period as the parties may reasonably agree, dispose of Products or substantially completed Products then on hand, and complete orders for Products then on hand (the “Inventory”), and shall pay Columbia the royalties for the Inventory as though this Agreement had not terminated. Within thirty (30) days after termination, the Company shall provide Columbia with an Inventory report. If this Agreement expires under Section 16a, then the Company is free after that to use the Technical Information and Materials without any further obligation to Columbia.

h.Manufactured Under Patent.  Notwithstanding anything to the contrary in the Agreement, to the extent the manufacture of a Product is Covered By an issued patent within the definition of Patents and occurs before the expiration of that issued Patent, the sale of that Product after the expiration date of the issued Patent still constitutes a royalty-bearing sale under Section 4.

17.Notices.  Any notice required or permitted to be given under this Agreement is sufficient if in writing and is considered given (a) when mailed by certified mail (return receipt requested), postage prepaid, or (b) on the date of actual delivery by hand or overnight delivery, with receipt acknowledged, as follows:

if to Columbia, to:	Executive Director
Columbia Technology Ventures
Columbia University
80 Claremont Avenue, #4F, Mail Code 9606
New York, NY 10027-5712

copy to:	General Counsel
Columbia University
412 Low Memorial Library
535 West 116th Street, Mail Code 4308
New York, New York 10027

if to the Company, to:	Henry Ji, Ph.D., President & CEO
Sorrento Therapeutics, Inc.
4955 Directors Place
San Diego, CA 92121

copy to:	General Counsel
Sorrento Therapeutics, Inc.
4955 Directors Place
San Diego, CA 92121

or to another address as a party may specify by notice under this Agreement.

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Provided, however, except for notices of breach, Columbia may send invoices related to license fees and patent expenses to the following email address: [...***...]; provided, further, except for notices of breach, Columbia may send correspondence related to the Patents in accordance with Section 11 to the following email address: [...***...].

18.Assignment.  This Agreement and all rights and obligations under this Agreement may not be assigned by either party without the written consent of the other party, except that a party may make such an assignment without the other party’s consent to an assignee or successor to substantially all of the business of such party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any such assignment to a permitted successor or assignee of rights and/or obligations hereunder shall be subject to such permitted successor or assignee providing written notice to the other party within five business days of such assignment, expressly assuming performance of the rights and/or obligations under this Agreement. Any permitted assignment shall be binding on the successors of the assigning party. Any assignment or attempted assignment by either party in violation of the terms of this Section 18 shall be null, void and of no legal effect.

19.Waiver and Election of Remedies.  The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver or deprive that party after that of the right to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing and signed by an authorized representative of the party against which the waiver is being sought.  The pursuit by either party of any remedy to which it is entitled at any time or continuation of the Agreement despite a breach by the other will not be deemed an election of remedies or waiver of the right to pursue any other remedies to which it is entitled.

20.Binding on Successors.  This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns to the extent assignment is permitted under this Agreement.

21.Independent Contractors.  It is the express intention of the parties that the relationship between Columbia and the Company is that of independent contractors and is not that of agents, partners, or joint venturers. Nothing in this Agreement is intended or will be construed to permit or authorize either party to incur or represent that it has the power to incur any obligation or liability on behalf of the other party.

22.Entire Agreement; Amendment.  This Agreement sets forth the entire agreement between the parties concerning the subject matter of this Agreement and supersedes all previous agreements, written or oral, concerning that subject matter.  To be effective, an amendment to this Agreement must be in writing and duly executed by the parties.

23.Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid, illegal or unenforceable, the validity of the remaining provisions will not be affected, and the rights and obligations of the parties will be construed and enforced as if the Agreement did not contain the particular provisions held to be

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unenforceable unless that construction would materially alter the meaning of this Agreement.  By way of example, but not by way of limitation, Sections 4e(i), 4e(ii) and 4e(iii) are intended by the Company and Columbia to be severable from each other, such that if one clause is found to be unenforceable, the other clauses remain operative and in effect.

24.No Third-Party Beneficiaries.  Except as expressly set forth in this Agreement, this Agreement has no third-party beneficiaries.

25.Governing Law.  This Agreement is governed and construed under the internal substantive laws of the State of New York that apply to agreements made and wholly performed within the State of New York and without reference to the conflict or choice of laws principles of any jurisdiction. Unless otherwise separately agreed in writing, any claims arising under or related to this Agreement will be heard and determined only in either the United States District Court for the Southern District of New York or in the courts of the State of New York located in the City and County of New York, and the parties shall irrevocably submit themselves to the exclusive and personal jurisdiction of those courts and irrevocably waive any rights that any party may now or hereafter have to object to such jurisdiction or the convenience of the forum.

26.Execution in Counterparts; Fax or Electronic Transmission.  This Agreement may be executed in counterparts and by fax or electronic transmission. This Agreement is not binding on the parties until it has been signed below on behalf of each party.

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IN WITNESS WHEREOF, Columbia and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year that is first written above.

THE TRUSTEES OF COLUMBIA
UNIVERSITY IN THE CITY OF NEW YORK

By	/s/ Scot G. Hamilton
Scot G. Hamilton
Executive Director,
Columbia Technology Ventures

TTS# 56390

SORRENTO THERAPEUTICS, INC.

By	/s/ Henry Ji, Ph.D.
Henry Ji, Ph.D.

Title	President & CEO

Date	July 23, 2020

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